Exhibit 99.1
July 17, 2013

Plexus Corp. Reports Third Quarter Results

•	Fiscal third quarter revenue of $572 million, EPS of $0.68

•	Initiates Q4 fiscal 2013 revenue guidance of $545 - $575 million

NEENAH, WI - July 17, 2013 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for its fiscal third quarter ended June 29, 2013.

	Three Months Ended
	June 29,	March 30,	June 30,
	2013	2013	2012
(US$ in thousands, except EPS)	Q3 F13	Q2 F13	Q3 F12

Revenue	$571,945	$557,824	$608,819
Gross profit	$55,473	$52,021	$57,393
Operating profit	$25,184	$23,188	$27,280
Net income	$23,204	$17,975	$23,533
Earnings per share	$0.68	$0.52	$0.66

Gross margin	9.7%	9.3%	9.4%
Operating margin	4.4%	4.2%	4.5%
Return on invested capital	13.2%	12.7%	15.0%

Q3 Fiscal 2013 Results (quarter ended June 29, 2013)

•	Revenue: $572 million, relative to our guidance of $550 to $580 million

•	Diluted EPS: $0.68, including $0.08 per share of stock-based compensation expense, relative to our guidance of $0.55 to $0.62

•	Return on invested capital (ROIC): 13.2%

Q4 Fiscal 2013 Guidance

•	Revenue: $545 to $575 million

•	Diluted EPS: $0.60 to $0.66, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense

Dean Foate, Chairman, President and CEO, commented, “Fiscal third quarter revenues were up 3% sequentially to $572 million, above the mid-point of our revenue guidance range on better than anticipated performance in our Networking/Communications and Healthcare/Life Sciences sectors. Diluted EPS was $0.68, above our guidance range as a consequence of a discrete tax item, operating performance initiatives and revenue mix. The combination of stronger operating performance and better working capital management delivered return on invested capital of 13.2%, 120 basis points above our weighted average cost of capital. Consistent with previous disclosures regarding the disengagement of Juniper Networks, we completed production of Juniper products this quarter. At Juniper’s request, we are holding certain products and material in buffer stock and anticipate final shipments and the resolution of all inventory during our fiscal fourth quarter of 2013. We expect no revenue from Juniper in fiscal 2014.”

Mr. Foate continued, “During the quarter, we won 28 new programs in our Manufacturing Solutions group; we anticipate these wins will generate approximately $212 million in annualized revenue when fully ramped into production. The strong wins performance this quarter results in trailing four quarter wins of approximately $782 million in annualized revenue. Our funnel of qualified business opportunities remains strong at $2.2 billion.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.7% for the fiscal third quarter, above our expected range due primarily to strong operating performance, customer mix and good results from our Engineering Solutions organization. Selling and administrative expenses were slightly above our expectations at $30.3 million. Operating results included severance charges and asset impairment charges of approximately $0.6 million related to the disengagement with Juniper. We effectively managed disengagement charges to be well below our original estimates and are reporting these expenses as part of our ongoing results. The resulting operating margin of 4.4% was at the top end of our expectations. Diluted EPS of $0.68 was higher than our guidance range, impacted by the strong operating results and a discrete tax item related to the settlement of an interest rate swap during the quarter, which resulted in lower tax expense and positively impacted diluted EPS by $0.07.”

Ms. Jones continued, “During the fiscal third quarter, we purchased $14.5 million of our shares, at an average price of $27.19 per share, under the $50 million stock repurchase program authorized by the Plexus Board of Directors on October 23, 2012. Fiscal year to date we have purchased $36.0 million of our shares under this program, at an average price of $25.55 per share. We expect to complete this repurchase program relatively consistently over the balance of the fiscal fourth quarter of 2013. This program reflects our desire to return cash to shareholders in a disciplined way and our commitment to total shareholder return.”

Ms. Jones concluded, “Fiscal third quarter cash cycle days, including customer deposits, were 59 days and better than our expectations. Days in receivables were one day lower than the prior quarter and inventory days decreased nine days compared to the prior quarter, largely as a result of the disengagement of Juniper. Accounts payable days decreased seven days as compared to the prior quarter, while customer deposits increased by two days. We generated $23 million of free cash flow during the quarter.”

Mr. Foate concluded, “We are establishing fiscal fourth quarter 2013 revenue guidance of $545 to $575 million. At that level of revenue we anticipate diluted EPS of $0.60 to $0.66, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense. The mid-point of this guidance range suggests that our fiscal fourth quarter revenue will be down modestly when compared to our fiscal third quarter. Looking further ahead, we currently anticipate a meaningful sequential decline in revenue in our fiscal first quarter of 2014, as we do not expect to overcome the full revenue headwind associated with the Juniper disengagement. Our current customer forecasts suggest we will return to sequential revenue growth in the second fiscal quarter of 2014.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”) and free cash flow. ROIC and free cash flow is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout

Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q3 F13		Q2 F13		Q3 F12
Networking/Communications	$218	38%	$213	38%	$237	39%
Healthcare/Life Sciences	$142	25%	$129	23%	$127	21%
Industrial/Commercial	$138	24%	$140	25%	$187	31%
Defense/Security/Aerospace	$74	13%	$76	14%	$58	9%
Total Revenue	$572		$558		$609

Fiscal Q3 Supplemental Information

•
ROIC for the fiscal third quarter was 13.2%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling four-quarter period for the third quarter and a rolling three-quarter period for the second quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents.

•
Cash flow provided by operations was approximately $54 million for the quarter. Capital expenditures for the quarter were $31 million. Free cash flow was positive for the quarter, at approximately $23 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 55% of revenue during the quarter, down 2 percentage points from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 F13	Q2 F13	Q3 F12
Days in Accounts Receivable	54	55	47
Days in Inventory	78	87	81
Days in Accounts Payable	(54)	(61)	(59)
Days in Cash Deposits	(19)	(17)	(6)
Annualized Cash Cycle	59	64	63

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.'s Fiscal Q3 Earnings Conference Call and Webcast
When:	Thursday, July 18th at 8:30 a.m. Eastern Time
Where:
We encourage participants to access the live webcast on the company's website at www.plexus.com by clicking “Investor Relations/Event Calendar” located on the top of the page. Or you can access it at: http://www.media-server.com/m/p/pzc4bf3n.

Those without internet access can listen to the call at 1-800-264-7882 with confirmation: 3449452.

Replay:
The call will be archived until August 18, 2013 at 11:59 p.m. Central Time at http://phx.corporate-ir.net/phoenix.zhtml?c=106655&p=quarterlyEarnings or via telephone replay at 1-888-843-7419 or 630-652-3042 with Passcode: 3507 8690#

Contact:	Kristie Johnson, 920-725-7224, kristie.johnson@plexus.com
For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
1-920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement

The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects on Plexus of Juniper Network, Inc.’s disengagement; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our new facility in Romania and our announced plans to replace facilities in the United States, and other recent, planned and potential future expansions or replacements; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, instability in the Korean peninsula, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended September 29, 2012).

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net sales	$571,945	$608,819	$1,660,301	$1,711,943
Cost of sales	516,472	551,426	1,501,645	1,548,274

Gross profit	55,473	57,393	158,656	163,669

Operating expenses:
Selling and administrative expenses	30,289	30,113	88,800	86,859
Operating income	25,184	27,280	69,856	76,810

Other income (expense):
Interest expense	(2,650)	(4,125)	(10,010)	(12,205)
Interest income	402	446	1,182	1,344
Miscellaneous	8	1,860	(467)	1,543

Income before income taxes	22,944	25,461	60,561	67,492

Income tax (benefit) expense	(260)	1,928	2,766	6,131

Net income	$23,204	$23,533	$57,795	$61,361

Earnings per share:

Basic			$0.69		$0.67	$1.71	$1.76
Diluted			$0.68		$0.66	$1.69	$1.73

Weighted average shares outstanding:
Basic		33,797			34,982	33,744	34,819
Diluted		34,363			35,643	34,226	35,501

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation	Nine Months Ended		Six Months Ended		Nine Months Ended
	June 29,		March 30,		June 30,
	2013		2013		2012
Operating income		$69,856		$44,672		$76,810
	÷	3	÷	2	÷	3
		23,285		22,336		25,603
	x	4	x	4	x	4
Annualized operating income		93,140		89,344		102,413
Tax rate	x	8%	x	8%	x	9%
Tax impact		7,451		7,148		9,217
Operating income (tax effected)		$85,689		$82,196		$93,196

Average invested capital		$647,971		$645,402		$623,320

ROIC		13.2%		12.7%		15.0%

	June 29,	March 30,	December 29,	September 29,
	2013	2013	2012	2012
Equity	$679,539	$669,047	$664,515	$649,022
Plus:
Debt - current	2,984	2,893	10,310	10,211
Debt - non-current	258,758	258,789	259,516	260,211
Less:
Cash and cash equivalents	(285,604)	(276,507)	(274,183)	(297,619)
	$655,677	$654,222	$660,158	$621,825

Fiscal 2013 third quarter average invested capital (June 29, 2013, March 30, 2013, December 29, 2012 and September 29, 2012) was $647,971.
Fiscal 2013 second quarter average invested capital (March 30, 2013, December 29, 2012 and September 29, 2012) was $645,402.

	June 30, 2012	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$638,573	$615,296	$581,811	$558,882
Plus:
Debt - current	13,838	17,518	17,446	17,350
Debt - non-current	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(277,909)	(257,754)	(248,284)	(242,107)
	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 third quarter average invested capital (June 30, 2012, March 31, 2012, December 31, 2011 and October 1, 2011) was $623,320.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended June 29, 2013 cash flow provided by operations was approximately $54 million less capital expenditures of approximately $31 million, resulting in positive free cash flow of approximately $23 million.

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 29,	September 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$285,604	$297,619
Accounts receivable	335,118	323,210
Inventories	439,583	457,691
Deferred income taxes	2,262	2,232
Prepaid expenses and other	22,267	15,785

Total current assets	1,084,834	1,096,537

Property, plant and equipment, net	314,511	265,191
Deferred income taxes	4,068	4,335
Other	41,547	42,136

Total assets	$1,444,960	$1,408,199

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,984	$10,211
Accounts payable	304,913	341,276
Customer deposits	105,608	36,384
Accrued liabilities:
Salaries and wages	36,193	45,450
Other	39,035	46,550

Total current liabilities	488,733	479,871

Long-term debt and capital lease obligations, net of current portion	258,758	260,211
Other liabilities	17,930	19,095
Total non-current liabilities	276,688	279,306

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
48,984 and 48,851 shares issued, respectively,
and 33,820 and 35,097 shares outstanding, respectively	490	489
Additional paid-in-capital	444,932	435,546
Common stock held in treasury, at cost, 15,164 and 13,754, respectively	(436,157)	(400,110)
Retained earnings	654,708	596,913
Accumulated other comprehensive income	15,566	16,184

Total shareholders’ equity	679,539	649,022

Total liabilities and shareholders’ equity	$1,444,960	$1,408,199
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